Child, Van Wagoner & Bradshaw, PLLC

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated April 30, 2008, relating to the financial statements of MediStaff Corporation, which appear in such Prospectus. We also consent to the reference to us under the heading Interests of Named Experts and Counsel in such Prospectus.

/s/ Child, Van Wagoner & Bradshaw, PLLC
Certified Public Accountants
Salt Lake City, Utah
May 27, 2008

5296 So. Commerce Dr., Suite 300 • Salt Lake City, Utah 84107-5370
Telephone: (801) 281-4700 • Facsimile: (801) 281-4701

Members: American Institute of Certified Public Accountants • Utah Association of Certified Public Accountants